Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Avalon Pharmaceuticals, Inc. Gary Lessing Executive Vice President & CFO Tel: (301) 556-9900 Fax: (301) 556-9910 Email: info@avalonrx.com	Noonan Russo Wendy Lau (Media) Tel: (212) 845-4272 Matthew Haines (Investors) Tel: (212) 845-4235

Avalon Pharmaceuticals Appoints David D. Muth to Executive Vice President, Chief Business
Officer

Germantown, MD, September 27, 2006 - Avalon Pharmaceuticals, Inc. (Nasdaq and NYSE Arca: AVRX), a biopharmaceutical company focused on the discovery and development of small molecule therapeutics, today announced the appointment of David D. Muth to the newly created position of Executive Vice President, Chief Business Officer, effective September 21, 2006. He will report to Kenneth C. Carter, Ph.D., President and CEO of Avalon Pharmaceuticals.

“David’s appointment marks an important step in the growth of our Company,” said Dr. Carter. “He brings a broad skill set encompassing general management, corporate business development, product development and launch, and strategic planning with an outstanding track record of delivering results. With David’s extensive business experience he will be a valuable resource to our management team as we chart the future of the Company.”

As Chief Business Officer, Mr. Muth will contribute to the development of the corporate strategy, be responsible for developing new commercial opportunities and direct all business development activities.

“I am delighted to be joining Avalon at this time in the Company’s history,” stated Mr. Muth. “With the continued advancement of AVN944 in human trials, the partnering opportunities surrounding the emerging pipeline and the AvalonRx® technology, I see tremendous opportunity for leveraging these assets into future growth.”

Mr. Muth has over 25 years of business experience in the biotechnology and pharmaceutical industries. He most recently served as the President and Chief Executive Officer of Osmotica Pharmaceutical Corp. where he built a CNS pipeline and directed the successful co-development of AllegraD-24hrs for sanofi-aventis. Prior to Osmotica, he was the President and Chief Operating Officer of Cengent Therapeutics and the Senior Vice President of Business Operations for NABI Biopharmaceutical, Inc. At NABI, he developed and implemented the strategy that transitioned the company from a plasma supplier into a fully integrated biopharmaceutical company. During his five year tenure, he led a team that significantly grew pharmaceutical sales annually, built a natural hematological/oncology sales organization, and launched four products, two of which he was responsible for in-licensing.

Additionally, Mr. Muth had a distinguished 17-year career with Johnson & Johnson in a variety of senior management roles. He held positions of increasing responsibility spanning all commercial functions including marketing research, sales, product management, new product development, and corporate development. In this capacity, he was responsible for the successful launch of three significant pharmaceutical products, namely Terazol (anti-fungal), Ortho Cyclen, and OrthoTri-Cyclen (oral contraceptives). Additionally, he directed worldwide female healthcare corporate development activities for Ortho McNeil, a subsidiary of Johnson & Johnson.

Mr. Muth received a B.S. in accounting from Villanova University, an M.B.A. in Finance from Pace University and an M.B.A. in Pharmaceutical Marketing from Farleigh Dickinson University.

About Avalon Pharmaceuticals
Avalon Pharmaceuticals is a biopharmaceutical company focused on the discovery and development of small molecule therapeutics through the use of a comprehensive, innovative and proprietary suite of technologies based upon large-scale gene expression analysis which it calls AvalonRx®. This platform facilitates drug discovery by expanding the range of therapeutic targets for drug intervention, including targets and target pathways frequently considered intractable using conventional HTS approaches, allows more informed decisions about which compounds to advance towards clinical trials, and facilitates drug development through identification of biomarkers of efficacy that can stratify patients or provide early indicators of response. Avalon’s focus is oncology but the company has discovery programs in other therapeutic areas with partners. Avalon Pharmaceuticals was established in 1999 and is headquartered in Germantown, Maryland.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the United States Private Securities Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks, uncertainty and changes in circumstances, which may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. All statements contained herein that are not clearly historical in nature are forward looking. Economic, business, competitive and/or regulatory factors affecting Avalon’s business are examples of factors, among others, that could cause actual results to differ materially from those described in the forward-looking statements. All forward-looking statements are also expressly qualified in their entirety by the cautionary statements included in Avalon’s Securities and Exchange Commission filings, including its quarterly reports on Form 10-Q and its annual report on Form 10-K. Avalon is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.